Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-222965, 333-231640, 333-236869, 333-253675, 333-255161, 333-258407, 333-263143, 333-267091, 333-269361, 333-273299, 333-276737 on Form S-8, and Registration Statement No. 333-276738 on Form S-3 of our reports dated March 14, 2024, relating to the consolidated financial statements of Cardlytics, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
March 14, 2024